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                                                                      Exhibit 5

                                                 March 16, 1999

Golden State Bancorp Inc.
135 Main Street
San Francisco, California 94105

Dear Sir or Madam:

         I have acted as counsel to Golden State Bancorp Inc. ("Golden State") in connection with the registration under the Securities Act of 1933, as amended, of (a) 7,000,000 shares of common stock of Golden State ("Common Stock") issuable pursuant to Golden State's Omnibus Stock Plan (the "Plan");
(b) 1,686,240 shares of Common Stock issuable pursuant to outstanding options granted under the Golden State Bancorp Inc. Stock Option and Long-Term Performance Incentive Plan (the "Golden State Prior Plan Options"); (c ) 32,560 shares of Common Stock issuable pursuant to outstanding options granted under the RedFed Bancorp Inc. 1994 Incentive Stock Option Plan and assumed by Golden State (the "RedFed Incentive Options"); (d) 30, 721 shares of Common Stock issuable pursuant to an outstanding option granted under the Redlands Federal Bank 1995 Long Term Incentive Plan and assumed by Golden State (the "Redlands Option"); and (e) 18,866 shares of Common Stock issuable pursuant to outstanding options granted under the RedFed Bancorp Inc. 1994 Stock Option Plan for Outside Directors and assumed by Golden State (the "RedFed Director Options").

         For purposes of this opinion, I have examined such documents, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, I have assumed the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, photostat or facsimile copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the issuance of shares of Common Stock pursuant to the Plan, the Golden State Prior Plan Options, the RedFed Incentive Options, the Redlands Option and the RedFed Director Options (collectively, the "Plan and Outstanding Options"), has been duly authorized, and, when shares of Common Stock are issued pursuant to the Plan and Outstanding Options, such shares will be duly issued, fully paid and nonassessable.

                                            Very truly yours,

                                            /s/ James R. Eller, Jr.
                                            -----------------------
                                            James R. Eller, Jr..